Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FuelCell Energy, Inc:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-68866, and No. 333-140168), Form S-3 (No. 333-146151, No. 333-140165, No. 333-109690, No. 333-125933, No. 333-140167 and No. 333-128088) and on Form S-1 (No. 333-146935) of FuelCell Energy, Inc. and subsidiaries of our report dated January 14, 2010, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2009 and 2008 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2009 and the effectiveness of internal control over financial reporting as of October 31, 2009, which report appears in the October 31, 2009 annual report on Form 10-K of FuelCell Energy, Inc.
/s/ KPMG LLP
January 14, 2010
Hartford, Connecticut